Exhibit 10.2

CASH AMERICA INTERNATIONAL, INC.

2008 LONG TERM INCENTIVE PLAN

FOR CASH AMERICA NET HOLDINGS, LLC

SECTION 1

ESTABLISHMENT AND PURPOSE

1.1 Purpose. The Cash America International, Inc. Long Term Incentive Plan for Cash America Net Holdings, LLC (the “Plan”) is intended to attract, retain and motivate Eligible Employees of Cash America Net Holdings, LLC and its subsidiaries (“CashNetUSA”) by providing such employees with a proprietary interest in the long-term growth and financial success of CashNetUSA. The Plan is established under the Cash America International, Inc. 2004 Long-Term Incentive Plan (the “Cash America LTIP”) and all awards under the Plan shall, in addition to being subject to the terms and conditions set forth herein, be subject to the additional terms and conditions of the Cash America LTIP, as in effect on the Effective Date or as may be amended thereafter.

1.2 Term. The Plan is effective beginning on the Effective Date and shall terminate on December 31, 2014.

SECTION 2

DEFINITIONS

2.1 “Award” means a grant to a Participant of a specified number of Units as determined by the Committee.

2.2 “Base PA TTM EBITDA” means the LTM EBITDA directly attributable to earnings derived from, or business conducted with, residents of the State of Pennsylvania and the expenses allocable to such earnings for the 12 month period ending September 30, 2008. The Base PA TTM EBITDA is stipulated on Exhibit “A” attached hereto

2.3 “Base Period LTM EBITDA” means the EBITDA for the 12 months ending on the last day of the quarter immediately preceding the applicable Grant Date excluding the then applicable PA TTM EBITDA. The Base Period LTM EBITDA for the 12 month period ending September 30, 2008 (which excludes the Base PA TTM EBITDA) is stipulated on Exhibit “A” attached hereto.

2.4 “Beneficiary” means the person(s) designated by a Participant to receive any amounts payable under the Plan upon the Participant’s death. If no Beneficiary has been designated, the Participant’s estate shall be deemed to be the Beneficiary.

2.5 “Business” means the assets and business of CashNetUSA and any stand-alone business not owned by CashNetUSA that CashNetUSA develops or manages on behalf of the Company or other subsidiaries of the Company.

2.6 “Capital Charges” means the internal interest charges calculated on a monthly basis for amounts advanced by the Company or its other subsidiaries to the Business, with such interest rate being the greater of (i) the effective interest rate of the Company’s primary line of credit during such month based on the actual amounts borrowed, or (ii) the rate of interest actually charged to the Business during such month.

2.7 “Cash America LTIP” means the Cash America International, Inc. 2004 Long-Term Incentive Plan or any successor plan.

2.8 “CashNetUSA” means Cash America Net Holdings, LLC and its subsidiaries. Cash America Net Holdings, LLC is a wholly owned subsidiary of the Company. Requirements referring to employment with CashNetUSA may, in the Committee’s discretion, be satisfied by employment through the Company or any affiliate of the Company.

2.9 “Cause” means a Participant’s (i) fraud, gross malfeasance, gross negligence, or willful misconduct, with respect to the Company’s or an affiliate’s business affairs, (ii) refusal or repeated failure to follow the Company’s or an affiliate’s established reasonable and lawful policies; (iii) conviction of a felony involving moral turpitude, (iv) intentional misapplication of the Company’s or an affiliate’s funds, or any material act of dishonesty, or (v) unlawful use or possession of any controlled substance or abuse of alcoholic beverages.

2.10 “Change in Control” means an event that is (i) a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, or (ii) a change in the ownership of Cash America Net Holdings, LLC, a change in the effective control of Cash America Net Holdings, LLC, or a change in the ownership of a substantial portion of the assets of Cash America Net Holdings, LLC, all as defined in Code Section 409A, except that 35% shall be substituted for 30% in applying Treasury Regulations Section 1.409A-3(i)(5)(vi) and 50% shall be substituted for 40% in applying Treasury Regulations Section 1.409A-3(i)(5)(vii). Notwithstanding the incorporation of certain provisions from the Treasury Regulations under Code Section 409A, the Company intends that all payments under the Plan be exempt from Section 409A under the exemption for short-term deferrals in Treasury Regulations Section 1.409A-1(b)(4).

2.11 “Code” means the Internal Revenue Code of 1986, as amended.

2.12 “Committee” means the Management Development and Compensation Committee of the Company’s Board of Directors.

2.13 “Company” means Cash America International, Inc. and its successors. Requirements for payment of Awards may, in the Committee’s discretion, be performed through the Company or any affiliate of the Company.

2.14 “EBITDA” means the consolidated earnings of the Business before interest, income taxes, depreciation and amortization expenses. EBITDA shall be calculated as if the Business was being operated as a separate and independent corporation and determined in accordance with GAAP as consistently applied by the Company; provided, however, that in determining EBITDA:

(a) EBITDA shall be computed without regard to “extraordinary items” of gain or loss as that term shall be defined in GAAP or unusual items not associated with the general business activities of the Business.

(b) EBITDA shall not include any gains, losses or profits realized from either the discontinuation of any business operations or from the sale of assets in a single transaction that is outside the ordinary course of business.

(c) Capital Charges shall be deducted from EBITDA for any period.

(d) EBITDA shall not include the Administrative Expense Allocation, as such term is defined and used in the EBITDA Calculation Method set forth in Exhibit “B” to the Asset Purchase Agreement dated July 6, 2006 among The Check Giant, LLC, Cash America International, Inc., and the subsidiaries and members of The Check Giant, LLC, as such agreement has been amended and assigned prior to the date hereof.

(e) For purposes of calculating EBITDA, income taxes shall mean only federal, state, local and foreign taxes on the income of the Business and shall not include (a) any other tax, charge, fee, duty (including customs duty), levy or assessment, including any ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise (other than franchise taxes based on income), excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, windfall profits, occupational, premium, interest equalization, severance, license, registration, payroll, environmental (including taxes under Code Section 59A), capital stock, capital duty, disability, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment and social security or other tax of whatever kind (including any fee, assessment and other charges in the nature of or in lieu of any tax) that is imposed by any governmental authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute and (c) any items described in this paragraph that are attributable to another person but that the owner of the Business is liable to pay by law, by contract or otherwise, whether or not disputed.

2.15 “Effective Date” means October 31, 2008.

2.16 “Eligible Employee” means a full-time administrative or management employee of CashNetUSA or its subsidiaries. Only common law employees will be eligible (e.g., no independent contractors or leased employees will be or become eligible) to receive Awards. Requirements referring to employment with CashNetUSA may, in the Committee’s discretion, be satisfied by employment through the Company or any affiliate of the Company.

2.17 “Grant Date” means the Initial Grant Date or an Interim Grant Date, whichever is applicable to the Award grant in question.

2.18 “Initial Grant Date” means October 31, 2008.

2.19 “Interim Grant Date” means the last day of the first month following the end of each calendar quarter following the Effective Date. There shall be no Interim Grant Dates under the Plan after July 31, 2011.

2.20 “LTM EBITDA” means EBITDA for the 12 full calendar months ending on a specified date excluding the PA TTM EBITDA as of such date (except as expressly provided in Section 5.8).

2.21 “Maximum Aggregate Number of Units” shall be the maximum aggregate number of Units specified in Section 3.3 that may be awarded under this Plan.

2.22 “PA TTM EBITDA” means EBITDA for the 12 full calendar months ending on a specified date that is directly attributable to earnings derived from, or business conducted with, residents of the State of Pennsylvania and the expenses allocable to such earnings.

2.23 “Participant” means an individual who has been granted an Award under the Plan. An individual shall no longer be a Participant on the date that all Awards he or she has been granted under the Plan have been cancelled, forfeited, paid or otherwise settled.

2.24 “Share Value” means, for purposes of determining the number of Shares that may be delivered to a Participant in respect of vested Units as of a particular Vesting Date pursuant to Section 5, the average closing price of a Share on the New York Stock Exchange (or such other market or exchange that is the principal trading market for the Shares) during the twenty (20) calendar days immediately preceding the applicable Vesting Date. In the event of a stock split, stock dividend, extraordinary cash dividend or similar event during such trading period, the Committee shall make an appropriate adjustment to the Share Value to reflect such event.

2.25 “Shares” means shares of the Common Stock of the Company.

2.26 “Unit” means an award granted under the Plan having a value based on the increase in value of the Business as measured by the increase in LTM EBITDA over a specified period of time.

2.27 “Unit Value” means the value of a Unit as of a particular Vesting Date, determined as follows:

(a) The total value of all Units granted under the Plan and outstanding as of the applicable Vesting Date (the “Total Value”) shall be:

(i) 45% of the applicable Vesting Date LTM EBITDA, less

(ii) 45% of the applicable Base Period LTM EBITDA.

(b) the Unit Value shall be:

(i) The Total Value, divided by

(ii) the Maximum Aggregate Number of Units.

2.28 “Vesting Date” means the anniversary date in each of the three years after the Initial Grant Date or any Interim Grant Date, as applicable. With respect to the Initial Grant Date, the “First Vesting Date” shall be October 31, 2009; the “Second Vesting Date” shall be October 31, 2010; and the “Third Vesting Date” shall be October 31, 2011.

2.29 “Vesting Date LTM EBITDA” means LTM EBITDA for the period ending on the last day of the quarter immediately preceding the applicable Vesting Date. The “First Vesting Date LTM EBITDA” shall be the LTM EBITDA for the period ending on the last day of the quarter immediately preceding the First Vesting Date, the “Second Vesting Date LTM EBITDA” shall be the LTM EBITDA for the period ending on the last day of the quarter immediately preceding the Second Vesting Date, and the “Third Vesting Date LTM EBITDA” shall be the LTM EBITDA for the period ending on the last day of the quarter immediately preceding the Third Vesting Date.

SECTION 3

PARTICIPANTS AND AWARDS

3.1 Selection of Participants. The Committee, in its sole discretion, shall select the Eligible Employees who shall become Participants in the Plan.

3.2 Determination of Awards. The Committee shall have sole discretion in determining the number of Units subject to any Award granted to a Participant. Upon the Initial Grant Date, the Committee shall grant Awards to Eligible Employees who are employed on the Effective Date. Any person who becomes an Eligible Employee after the Effective Date may, in the Committee’s discretion, receive an Award on an Interim Grant Date following the date on which or she he becomes an Eligible Employee. Any Eligible Employee who receives a promotion following receipt of an initial Award under this Plan may, in the Committee’s discretion, receive an additional Award on an Interim Grant Date following the date on which he or she receives such promotion.

3.3 Maximum Aggregate Number of Units. The maximum number of Units that may be awarded in the aggregate under the Plan is 1,000,000 provided that any Units that have been awarded and then forfeited will be added back to, and will increase, the number of Units that have not been awarded, such that forfeited Units will once again be available for inclusion in an Award. Once a Unit vests, such a Unit may not be included in any other Award even if further payment on that Unit is forfeited pursuant to the terms of the Plan.

3.4 No Other Long Term Incentive Plans. Except as may otherwise be determined by the Committee, Participants shall not be eligible to participate in or receive awards under any other long-term incentive plans instituted by the Company or any of the Company’s affiliates other than CashNetUSA, whether such other plans are instituted under the Cash America LTIP or otherwise. Notwithstanding the foregoing, this section shall not prevent a Participant from continuing to vest and receive payments under the terms of awards granted under other long-term incentive plans prior to the Effective Date.

SECTION 4

VESTING

4.1 Vesting. Awards shall vest on the anniversary of the applicable Grant Date, in accordance with the following schedule:

Vesting Date	Percentage of Units Vesting
First Vesting Date	33 1/3%
Second Vesting Date	33 1/3%
Third Vesting Date	33 1/3%

4.2 Change in Control. Upon a Change in Control, all Awards that are outstanding as of the date of the Change in Control shall become 100% fully vested; provided, however, the timing and manner in which payments for any Awards vesting pursuant to this Section shall be calculated and paid shall be determined in accordance with the terms of Section 5.3 of this Plan.

4.3 Effect of Termination of Employment. Notwithstanding anything in this Section 4 or any other provision of the Plan to the contrary, if a Participant terminates employment with the Company and all of its subsidiaries, whether voluntarily or involuntarily (including by death), for any reason other than for Cause, he or she shall immediately forfeit all interest in the unvested portion of an Award, and such forfeited Award shall not be considered outstanding for any purpose under the Plan. Upon termination of employment for Cause (including voluntary termination in anticipation of termination for Cause), the entire portion of the Award not payable on or before such termination (including any previously vested and unpaid portion thereof) shall be forfeited.

SECTION 5

PAYMENT OF AWARDS

5.1 Amount of Payment. The amount paid to a Participant under an Award following each Vesting Date shall be determined as follows:

(a) First Vesting Date: With respect to all Units granted to the Participant that vest as of the First Vesting Date, an amount equal to twenty-five percent (25%) of the total Unit Value (determined as of the First Vesting Date) of each of such vested Units shall be paid to the Participant (or his Beneficiary) within 90 days after the First Vesting Date. The portion of the Unit Value payable in connection with the First Vesting Dates on Units that vest as of the First Vesting Date shall not be less than zero. Unit Values for Units that vest on the First Vesting Date shall remain subject to adjustment as of each subsequent Vesting Date (as set forth below), such that any subsequent payment shall remain subject to a substantial risk of forfeiture within the meaning of Code Section 409A.

(b) Second Vesting Date. With respect to all Units granted to the Participant that vest on or before the Second Vesting Date, including any Units that vested as of the First Vesting Date, an amount equal to the excess (if any) of (x) twenty-five percent 25% of the total Unit Value (determined as of the Second Vesting Date) of each of such vested Units over (y) the amount paid to the Participant (or his Beneficiary) following the First Vesting Date pursuant to Subsection 5.1(a) above (as such amount was valued as of such First Vesting Date), shall be paid to the Participant (or his Beneficiary) within 90 days after the Second Vesting Date. The portion of the Unit Value payable in connection with the Second Vesting Date on Units that vest on or before the Second Vesting Date less the payments made on certain of such Units in connection with the First Vesting Date, if any, shall not be less than zero. Unit Values for Units vesting on or before the Second Vesting Date shall remain subject to adjustment as of the Third Vesting Date (as set forth below), such that any subsequent payment shall remain subject to a substantial risk of forfeiture within the meaning of Code Section 409A.

(c) Third Vesting Date. With respect to all Units granted to the Participant that vest on or before the Third Vesting Date, including any Units that vested as of the First and Second Vesting Dates, an amount equal to the excess (if any) of (x) the total Unit Value (determined as of the Third Vesting Date) of each of such vested Units, over (y) the sum of the amounts paid to the Participant (or his Beneficiary) following the First and Second Vesting Dates pursuant to Subsections 5.1 (a) and (b) above (as such amounts were valued as of each of such First and Second Vesting Dates, respectively), shall be paid to the Participant (or his Beneficiary) within 90 days after the Third Vesting Date, provided that the Unit Value on the Third Vesting Date less the payments made on certain of such Units in connection with the First and Second Vesting Dates, if any, shall not be less than zero.

(d) EBITDA Growth Requirement. Notwithstanding anything in Subsections 5.1(a-c) above, the Unit Value attributable to vested Units as of any particular Vesting Date for Awards granted to a Participant that was an officer of the Company as of the date such Award was granted shall be deemed to be $0.00 as of the applicable Vesting Date unless the compounded annual growth rate (“CAGR”) of LTM EBITDA for the period between the applicable Grant Date and the last day of the quarter immediately preceding the applicable Vesting Date equals or exceeds twenty percent (20%). Any portion of an Award that is deemed to be valued at $0.00 as of either the First or the Second Vesting Dates, as the case may be, in accordance with this Section, is eligible to be revalued as of any subsequent Vesting Date, if any, if the CAGR requirement is satisfied on that subsequent Vesting Date.

5.2 Form of Payment.

(a) Officers of the Company. With respect to payments to Participants who were Company officers on the applicable Grant Date, for Units vesting on the First and Second Vesting Dates, such payments shall be in the form of Shares, based on the Share Value as of the applicable Vesting Date. For Units vesting on the Third Vesting Date, a portion of such payment shall be in the form of Shares, based on the Share Value as of the Third Vesting Date, and the remainder shall be paid in cash. The portion payable in Shares on the Third Vesting Date shall be an amount equal to the excess (if any) of (x) twenty-five percent (25%) of the total Unit Value (determined as of the Third Vesting Date) for each of such vested Units, over (y) the sum of the amounts paid to the Participant (or his Beneficiary) following the First and Second Vesting Dates (as such amounts were valued as of each of such First and Second Vesting Dates, respectively). In its sole discretion, the Committee, in its discretion, may make any payment under this section in cash, in lieu of Shares.

(b) Other Participants. With respect to payments to Participants who were not Company officers on the applicable Grant Date, all payments shall be in cash.

5.3 Payment upon Change in Control. Notwithstanding the foregoing, upon a Change in Control and subject to satisfaction of the LTM EBITDA growth requirement set forth in Section 5.1(d), the amount payable with respect to each outstanding Award shall be equal to the excess (if any) of (x) the total Unit Values (determined as of the date of the Change in Control) over (y) the sum of all payments made to the Participant (or his Beneficiary) pursuant to Section 5.1 prior to the date of such Change in Control. The date of the Change in Control shall be considered the Third Vesting Date, and the Share Value and the amount payable under an Award shall be determined as of the quarter ended immediately preceding the Change in Control. The amounts payable in respect of such Awards shall be paid within 60 days following the date of such Change in Control. For Participants who were Company officers on the applicable Grant Date, such payment shall be in the form of Shares and/or cash, as determined by the Committee in its discretion and any amount paid in Shares shall be based on the Share Value as of the date of the Change in Control. For all other Participants, such payment shall be in cash.

5.4 Payment in the Event of Termination Other Than For Cause. If a Participant terminates employment with the Company and all of its subsidiaries, whether voluntarily or involuntarily (including by death), for any reason other than for Cause, prior to the payment of any vested Award, the payment of any such vested and unpaid portion of an Award, if any, shall be made in accordance with Sections 5.1 or 5.3, as applicable, and shall be in the form prescribed in Sections 5.2 or 5.3, as applicable; provided, however, the total Unit Values for any such vested and unpaid portion of an Award as of the Third Vesting Date shall be the lesser of (a) the Unit Value for each of such Units as of the Third Vesting Date, or (b) the Unit Value for each of such Units calculated as if the LTM EBITDA on the last day of the quarter immediately preceding the Third Vesting Date was the LTM EBITDA as of the last day of the quarter immediately preceding the last Vesting Date that occurred immediately prior to the Participant’s termination date. In the case of termination by death, such payments will be made to the Participant’s Beneficiary.

5.5 Limited Delay in Payment. Notwithstanding anything in Sections 5.1 or 5.3 to the contrary, if the Company reasonably anticipates that the deduction with respect to all or part of any payment due to a Participant under the Plan would be limited by the application of Code Section 162(m), the Company, in its sole discretion, may delay such payment in whole or in part until a date that is no later than 2 1/2 months following the end of the calendar year in which such payment is no longer subject to a substantial risk of forfeiture within the meaning of Code Section 409A. In addition, the Company may further delay such payment to the extent that the requirements of Treasury Regulations Section 1.409A-1(b)(4)(ii) are satisfied.

5.6 Tax Withholding. The Company shall withhold all applicable taxes from any payment, including any federal, state and local employment taxes. Upon vesting of Units or upon the issuance of Shares to a Participant or Beneficiary pursuant to the Plan, Participant or Beneficiary shall pay an amount equal to the amount of applicable federal, state and local employment taxes which the Company is required to withhold at any time as a result of such vesting or issuance. Such payment may be made in cash, by withholding from the Participant’s normal or other incentive pay, from the cash portion of the Award (if any) that is payable at the same time, or, with respect to the issuance of Shares to the Participant pursuant to this Agreement, by delivery of shares of Common Stock (including shares issuable under the Plan) in accordance with Section 14(a) of the Cash America LTIP.

5.7 EBITDA Adjustments for Other Business. If the applicable Base Period LTM EBITDA includes EBITDA for any stand-alone business not owned by CashNetUSA that CashNetUSA manages on behalf of the Company or other subsidiaries of the Company and CashNetUSA ceases to manage such stand-alone business on behalf of the Company or its other subsidiaries prior to the third anniversary of the applicable Grant Date, then for all periods following the date CashNetUSA ceases to manage such stand-alone business EBITDA for such stand-alone business following such date will not be included in any LTM EBITDA calculations and Unit Values following such date shall be determined as if EBITDA for such stand-alone business was not included in the Base Period LTM EBITDA as of the applicable Grant Date.

5.8 EBITDA Adjustments for Pennsylvania. Notwithstanding anything in this Plan to the contrary, if PA TTM EBITDA for a specific period does not exceed the Base PA TTM EBITDA, the PA TTM EBITDA will not be included in LTM EBITDA for such period (in accordance with Section 2.20 above); provided, however, for any specified period that PA TTM EBITDA exceeds the Base PA TTM EBITDA, then the excess of PA TTM EBITDA as of such specified period over Base PA TTM EBITDA shall be included in LTM EBITDA for such specified period. The Committee, in its sole discretion, is responsible for attributing earnings derived from, or business conducted with, residents of the State of Pennsylvania and the expenses allocable to such earnings for the purposes of determining PA TTM EBITDA as of any specified date.

SECTION 6

ADMINISTRATION

6.1 Committee is the Administrator. The Plan shall be administered by the Committee.

6.2 Committee Authority. The Committee shall have all discretion and authority necessary or appropriate to administer the Plan and to interpret the provisions of the Plan, including, but not limited to, the terms of the Plan providing for the definition of “EBITDA” and the manner in which EBITDA is to be calculated under the terms of the Plan. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all persons, and shall be given the maximum deference permitted by law.

SECTION 7

GENERAL PROVISIONS

7.1 Nonassignability. A Participant shall have no right to encumber, assign or transfer any interest under the Plan.

7.2 No Effect on Employment. The establishment and subsequent operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other rights upon a Participant for the continuation of his or her employment for any period. Generally, employment with the Company is on an at-will basis only. Except as may be provided in an employment contract with the Participant, the Company expressly reserves the right, which may be exercised at any time, to terminate any individual’s employment without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

7.3 No Individual Liability. No member of the Committee or any officer of the Company shall be liable for any determination, decision or action made in good faith with respect to the Plan or any Award under the Plan.

7.4 Severability; Governing Law. If any provision of the Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision has been omitted. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Texas, with the exception of Texas’ conflict of laws provision.

7.5 Amendment to Cash America LTIP. Notwithstanding anything in this Plan to the contrary, this Plan is subject to the shareholders of the Company approving certain amendments to the Cash America LTIP, which approval shall be sought at the Company’s annual meeting in 2009.

SECTION 8

AMENDMENT AND TERMINATION

8.1 Amendment and Termination. The Committee may amend or terminate the Plan at any time and for any reason; provided, no such amendment or termination shall adversely affect a Participant’s rights with respect to an outstanding Award.